EX — 99.1 AUDITED AND UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FINANCIAL STATEMENTS
Rand Worldwide, Inc. and Subsidiaries
Index to Audited and Unaudited Financial Statements

Page
Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets as of October 31, 2008 and 2009 and April 30, 2010 (unaudited)	F-2

Consolidated Statements of Operations for the years ended October 31, 2008 and 2009 and the three and six months ended April 30, 2009 and 2010 (unaudited)	F-3

Consolidated Statements of Redeemable Preferred Stock and Shareholders’ Deficit for the years ended October 31, 2008 and 2009	F-4

Consolidated Statements of Cash Flows for the years ended October 31, 2008 and 2009 and the six months ended April 30, 2009 and 2010 (unaudited)	F-5

Notes to Consolidated Financial Statements	F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Rand Worldwide, Inc.
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, redeemable preferred stock and shareholders’ deficit, and cash flows present fairly, in all material respects, the financial position of Rand Worldwide, Inc. and its subsidiaries at October 31, 2009 and 2008, and the results of their operations and their cash flows for each of the two years in the period ended October 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 1 to the consolidated financial statements, the Company’s acquisition on November 1, 2007 of Rand A Technology Corporation created a new basis of accounting for that entity, which has been reflected in these consolidated financial statements as of that date.
We previously concluded that there was substantial doubt about the Company’s ability to continue as a going concern. As discussed in Note 1, management has subsequently taken certain actions which we have concluded remove that substantial doubt.
/s/ Pricewaterhouse Coopers LLP
Boston, Massachusetts
February 28, 2010, except for the earnings per share information in Note 15, the disclosure of segment information in Note 20, and the disclosure regarding the Company’s ability to continue as a going concern discussed in Note 1, as to which the date is November 1, 2010.

Rand Worldwide, Inc.
Consolidated Balance Sheets

	As at October 31,		As at April 30,
(Amounts in thousands, except share data)	2008	2009	2010
			(unaudited)
Assets
Current assets
Cash and cash equivalents	$4,736	$1,168	$992
Accounts receivable, net of allowance for doubtful accounts of $363, $215 and $390 at October 31, 2008, 2009 and April 30, 2010, respectively	12,141	10,358	8,333
Accounts receivable from related parties (Note 10)	1,209	627	—
Other receivables	249	318	409
Inventory	658	106	93
Prepaid expenses and other current assets	1,295	1,129	1,162

Total current assets	20,288	13,706	10,989
Property and equipment, net (Note 6)	1,727	1,364	1,595
Acquired intangible assets (Note 4)	3,200	2,207	1,780
Goodwill (Note 5)	7,023	7,201	7,307
Other long-term assets	136	441	432

Total assets	$32,374	$24,919	$22,103

Liabilities, Redeemable Preferred Stock and Shareholders’ Deficit
Current liabilities
Revolving line of credit (Note 11)	$—	$4,026	$3,552
Accounts payable	6,578	5,828	5,065
Accrued liabilities (Note 7)	5,392	3,416	3,752
Income taxes payable (Note 9)	588	381	53
Customer advance payments	175	63	259
Deferred revenue	4,696	3,391	2,217
Due to related parties, current portion (Note 10)	7,046	3,540	5,807
Capital lease obligations, current portion	45	50	54

Total current liabilities	24,520	20,695	20,759
Due to related parties, net of debt discount of $215, $162 and $136 at October 31, 2008, 2009 and April 30, 2010, respectively (Note 10)	8,815	8,066	6,555
Capital lease obligations	70	74	39
Other long-term liabilities	233	160	97

Total liabilities	33,638	28,995	27,450

Commitments and contingencies (Note 12)

Series A redeemable preferred stock, $0.001 par value; 31,858,922 shares authorized; 31,000,000 shares issued and outstanding at October 31, 2008, 2009 and April 30, 2010, liquidation preference of $33,480, $36,158 and $37,606 at October 31, 2008, 2009 and April 30, 2010, respectively	33,480	36,158	37,606

Shareholders’ deficit
Common stock, $0.001 par value; 11,010,000 shares authorized; 9,500,000 shares issued and outstanding at October 31, 2008 and 2009, and April 30, 2010	10	10	10
Accumulated deficit	(34,880)	(40,879)	(44,035)
Accumulated other comprehensive income	126	635	1,072

Total shareholders’ deficit	(34,744)	(40,234)	(42,953)

Total liabilities, redeemable preferred stock and shareholders’ deficit	$32,374	$24,919	$22,103

The accompanying notes are an integral part of these consolidated financial statements.

Rand Worldwide, Inc.
Consolidated Statements of Operations

	Years ended October 31,		Three months ended April 30,		Six months ended April 30,
(Amounts in thousands, except per share data)	2008	2009	2009	2010	2009	2010
			(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue
Product sales	$44,385	$25,522	$5,045	$6,323	$12,671	$11,728
Service revenue	21,700	16,236	4,437	3,970	10,227	8,014
Commission revenue	13,083	11,505	2,121	2,217	4,475	4,832

Total revenue	79,168	53,263	11,603	12,510	27,373	24,574

Cost of revenue
Product sales	30,653	17,199	3,050	4,402	7,279	7,792
Service revenue	19,832	13,802	4,317	3,050	8,804	6,147

Total cost of revenue	50,485	31,001	7,367	7,452	16,083	13,939

Gross profit	28,683	22,262	4,236	5,058	11,290	10,635

Operating expenses
Selling, general and administrative	28,915	22,942	5,883	5,907	11,375	11,553
Depreciation and amortization	6,205	1,333	317	277	646	552
Restructuring charges (Note 8)	1,166	1,740	17	653	452	671
Impairment of acquired intangible assets (Note 4)	11,914	—	—	—	—	—
Impairment of goodwill (Note 5)	9,235	—	—	—	—	—

Total operating expenses	57,435	26,015	6,217	6,837	12,473	12,776

Loss from operations	(28,752)	(3,753)	(1,981)	(1,779)	(1,183)	(2,141)

Other expenses (income)
Interest expense	1,409	2,049	356	482	734	943
Currency exchange (gains) / losses	(227)	(40)	13	150	(51)	189
Other expense (income)	40	—	4	(1,600)	14	(1,600)

Loss from continuing operations before income taxes	(29,974)	(5,762)	(2,354)	(811)	(1,880)	(1,673)

Income tax expense (benefit)	95	(348)	10	30	20	60

Loss from continuing operations	(30,069)	(5,414)	(2,364)	(841)	(1,900)	(1,733)

Loss from discontinued operations, net of tax of $83, $0, $0, $0, $0 and $0, respectively (Note 17)	(920)	(860)	(259)	—	(535)	—

Gain (loss) on sale or disposition of discontinued operations, net of tax of $0, $380, $0, $0, $0 and $0, respectively (Note 17)	(1,342)	2,914	—	—	—	—

Net loss	$(32,331)	$(3,360)	$(2,623)	$(841)	$(2,435)	$(1,733)

Net loss from continuing operations	$(30,069)	$(5,414)	$(2,364)	$(841)	$(1,900)	$(1,733)

Accretion of dividends and issuance costs on Series A Preferred Stock	(2,667)	(2,678)	(670)	(724)	(1,339)	(1,448)

Net loss from continuing operations available to common stock holders	$(32,736)	$(8,092)	$(3,034)	$(1,565)	$(3,239)	$(3,181)

Basic and diluted net loss per common share from continuing operations	$(3.52)	$(0.85)	$(0.32)	$(0.16)	$(0.34)	$(0.33)
Basic and diluted net gain / (loss) per common share from discontinued operations	(0.24)	0.22	(0.03)	—	(0.06)	—

Basic and diluted net loss per common share	$(3.76)	$(0.63)	$(0.35)	$(0.16)	$(0.40)	$(0.33)

Weighted average shares used in computing losses per common share:
Basic	9,313	9,500	9,500	9,500	9,500	9,500
Diluted	9,313	9,500	9,500	9,500	9,500	9,500
The accompanying notes are an integral part of these consolidated financial statements.

Rand Worldwide, Inc.
Consolidated Statements of Redeemable Preferred Stock and Shareholders’ Deficit

	Series A					Accumulated
	Redeemable Preferred				Additional	Other		Total
	Stock		Common Stock		Paid-in	Comprehensive	Accumulated	Shareholders’	Comprehensive
(Amounts in thousands, except share data)	Shares	Amount	Shares	Par value	Capital	Income	Deficit	Deficit	Loss
Balance at October 31, 2007	31,000,000	$30,813	8,500,000	$9	$—	$—	$(9)	$—

Issuance of fully vested common stock to consultants and others			1,000,000	1	121			122

Share-based compensation for awards granted to employees					6			6

Accretion of dividends and issuance costs on Series A preferred stock		2,667			(127)		(2,540)	(2,667)

Comprehensive loss:
Net loss							(32,331)	(32,331)	$(32,331)
Foreign currency translation adjustment						126		126	126

Comprehensive loss									$(32,205)

Balance at October 31, 2008	31,000,000	33,480	9,500,000	10	—	126	(34,880)	(34,744)

Share-based compensation for awards granted to employees					39			39

Accretion of dividends on Series A preferred stock		2,678			(39)		(2,639)	(2,678)

Comprehensive loss:
Net loss							(3,360)	(3,360)	$(3,360)
Foreign currency translation adjustment						509		509	509

Comprehensive loss									$(2,851)

Balance at October 31, 2009	31,000,000	$36,158	9,500,000	$10	$—	$635	$(40,879)	$(40,234)

The accompanying notes are an integral part of these consolidated financial statements.

Rand Worldwide, Inc.
Consolidated Statements of Cash Flows

	Years ended October 31,		Six months ended April 30,
(Amounts in thousands)	2008	2009	2009	2010
			(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(32,331)	$(3,360)	$(2,435)	$(1,733)
Loss from discontinued operations	(920)	(860)	(535)	—
Gain (loss) on sale or disposition of discontinued operations	(1,342)	2,914	—	—

Loss from continuing operations	(30,069)	(5,414)	(1,900)	(1,733)

Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities
Amortization of acquired intangible assets	5,310	993	496	427
Depreciation of property and equipment	1,336	781	370	344
Impairment of acquired intangible assets and goodwill	21,149	—	—	—
Share-based compensation	128	39	15	24
Provision for doubtful accounts	92	14	7	96
Non-cash portion of restructuring charge	161	—	—	—
Loss on disposition of equity-method investments	40	—	—	—
Gain on sale of investment	—	—	—	(1,600)
Changes in operating assets and liabilities, net of acquisition and divestitures
Accounts receivable, including amounts due from related parties	826	1,648	4,316	2,660
Inventory	1,369	558	495	(91)
Prepaid expenses, other receivables and other assets	26	(470)	(302)	101
Accounts payable and accrued liabilities	(3,681)	(3,892)	(3,447)	(691)
Income taxes payable	20	(208)	27	(329)
Due to related parties	817	(104)	761	755
Deferred revenue and customer advance payments	2,973	(743)	(2,019)	(1,021)

Net cash provided by/(used in) operating activities of continuing operations	497	(6,798)	(1,181)	(1,058)
Net cash used in operating activities of discontinued operations	(686)	(854)	(136)	—

Net cash used in operating activities	(189)	(7,652)	(1,317)	(1,058)

Cash flows from investing activities
Acquisition of Rand A Technology Corporation, net of cash acquired	(38,543)	—	—	—
Purchases of property and equipment	(711)	(498)	(148)	(528)
Proceeds from sale of investment	—	—	—	1,600

Net cash provided by/(used in) investing activities of continuing operations	(39,254)	(498)	(148)	1,072
Net cash provided by/(used in) investing activities of discontinued operations	(184)	2,902	(22)	—

Net cash provided by/(used in) investing activities	(39,438)	2,404	(170)	1,072

Cash flows from financing activities
Proceeds from issuance of preferred stock	31,000	—	—	—
Proceeds from issuance of common stock	1	—	—	—
Proceeds from revolving line of credit	—	16,967	—	25,012
Repayments on revolving line of credit	—	(12,941)	—	(25,486)
Proceeds from issuance of notes to related party	17,118	2,000	2,000	—
Repayment of notes to related party	(3,336)	(4,653)	—	—
Increase in (repayment of) obligations under capital leases	(10)	24	16	(37)

Net cash provided by/(used in) financing activities of continuing operations	44,773	1,397	2,016	(511)
Net cash provided by/(used in) financing activities of discontinued operations	404	—	—	—

Net cash provided by financing activities	45,177	1,397	2,016	(511)

Effect of exchange rate changes on cash from continuing operations	(1,028)	267	—	321
Effect of exchange rate changes on cash from discontinued operations	214	16	(29)	—

Net cash provided by/(used in) continuing operations	4,988	(5,632)	658	(176)
Net cash provided by/(used in) used in discontinued operations	(252)	2,064	(158)	—

Net increase (decrease) in cash and cash equivalents	4,736	(3,568)	500	(176)
Cash and cash equivalents, beginning of period	—	4,736	4,736	1,168

Cash and cash equivalents, end of period	$4,736	$1,168	$5,236	$992

Supplemental disclosures of cash flow information
Interest paid	$50	$2,316	$25	$188
Income taxes paid	$297	$208	$27	$357
Non-cash investing and financing activities

Property and equipment acquired under capital leases	$155	$13	$—	$—
Accretion of dividends on redeemable preferred stock	$2,480	$2,678	$1,339	$1,448
Accretion of issuance cost on redeemable preferred stock	$187	$—	$—	$—
The accompanying notes are an integral part of these consolidated financial statements.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
1.	Nature of Business and Basis of Presentation
Nature of the Business
Rand Worldwide, Inc. (collectively with its subsidiaries referred to as the “Company”) is a leading provider of design automation solutions to various manufacturing and engineering industries. The Company also specializes in providing value-added services, such as technical support, training and consulting, aimed at improving the design efficiencies of its customers. These solutions and services enable the Company’s customers to enhance their productivity, profitability and overall competitive position.
The Company is organized into two divisions: the IMAGINiT division (“IMAGINiT”) and the Rand Professional Services division (“RPS”). IMAGINiT is the largest licensed value-added reseller of Autodesk, Inc. (“Autodesk”) products in North America, providing Autodesk solutions and value-added services to customers in the manufacturing, infrastructure, building, and media and entertainment industries. RPS is a reseller of product lifecycle management (“PLM”) products and a provider of services related to solutions sold by Dassault Systèmes S.A. (“Dassault”), Autonomy PLC and other software vendors. RPS also sells its own proprietary software products and related services, enhancing its total client solution offerings.
Formation of Rand Worldwide, Inc.
The Company, a corporation registered in the state of Delaware, was formed in August 2007 and was later capitalized on October 31, 2007 and November 1, 2007 with an aggregate investment of $44.5 million by certain limited partnerships of a domestic private investment firm (collectively the “Stockholder”) in exchange for preferred stock with a purchase price of $31.0 million less cost of issuance of $187,000 and notes with a $13.5 million principal amount (Notes 10 and 13). Immediately thereafter, the Company acquired all of the outstanding shares of Rand A Technology Corporation, a publicly traded Canadian corporation, for $44.5 million (Note 3). That business combination created a new basis of accounting for Rand A Technology, which has been reflected as of November 1, 2007 in these consolidated financial statements.
Recapitalization and Merger
On August 17, 2010, the Company was acquired by Avatech Solutions, Inc. (“Avatech”) in a reverse merger transaction (the “Merger”) (Note 21).
Basis of Presentation
The Company’s fiscal year end is October 31. References to 2008 and 2009 mean the fiscal years ended October 31, 2008 and 2009, respectively, unless otherwise indicated.
On February 12, 2008, the Company effected a 10,000-for-1 stock split of its shares of common stock. All references in these consolidated financial statements to shares of common stock have been retroactively adjusted to reflect this stock split.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
The accompanying financial statements have been prepared on a basis that contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company’s long-term viability is dependent on its ability to generate sufficient product revenue, net income and cash flows from operations to support its business as well as its ability to obtain additional financing, if needed. The Company has a working capital deficit as of April 30, 2010 and, for its liquidity, relies on a revolving credit facility with a domestic bank that expires on August 13, 2012 (Note 11). As of September 30, 2010, borrowings against the facility were $3.2 million, with permitted additional borrowings of $2.6 million. In conjunction with its merger with Avatech (Note 21), the Company is negotiating a revised credit facility with the same bank. Management believes that the Company’s existing cash together with cash generated from future operations and borrowings available under the current or revised revolving credit facility will be sufficient to meet its working capital and capital expenditure requirements through at least June 30, 2011.
Certain prior period balances have been reclassified to conform to the current period presentation.
2.	Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries, including those in Canada, Australia, Singapore and Malaysia. All significant intercompany accounts and transactions have been eliminated.
Unaudited Interim Financial Information
These consolidated financial statements include unaudited interim condensed consolidated financial information prepared by the Company in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, these interim financial statement disclosures do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited interim consolidated financial statements contain all adjustments of a normal and recurring nature necessary for a fair statement of the results for the interim periods.
Discontinued Operations
During 2008 and 2009, the Company restructured certain of its operations, which included the sale or closure of several subsidiaries. The Company determined these disposed subsidiaries to be discontinued operations under the provisions of Accounting Standards Codification (“ASC”) No. 360-10, Accounting for the Impairment or Disposal of Long-lived Assets. In accordance with ASC No. 360-10, the Company has determined that its subsidiaries are the lowest level for which the results of operations and cash flows can be clearly distinguished. Any gain or loss resulting from disposal of a subsidiary, together with the results of its operations up to the date of disposal, is reported separately as a discontinued operation. The financial information of a discontinued operation is excluded from the respective captions in the consolidated financial statements and related notes and is reported separately.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and judgments that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates these estimates and judgments, including those related to revenue recognition, the valuation of accounts receivable and inventory, the useful lives and realizability of intangible assets and goodwill, contingencies, the fair value of share-based compensation and income taxes. The Company bases these estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Actual results may differ from the Company’s estimates.
Revenue Recognition
The Company generates revenue from three principal sources: (i) license fees for packaged software products; (ii) service fees from installation, training and consulting engagements, telephone support contracts, and maintenance and support contracts; and (iii) commission fees from the resale of Autodesk software support agreements and from the referral of customers to Autodesk.
Product Sales
For revenue derived from license fees for packaged software products, the Company follows ASC 985-605 Software-Revenue Recognition and certain additional guidance of ASC 605-10 Revenue Recognition (“SAB 104”). The Company recognizes revenue from the sale of software licenses and training materials upon shipment of the products, provided that evidence of the arrangement exists, the arrangement fee is fixed or determinable, and collection of the related receivable is probable and free of contingencies.
Service Revenue
Revenue from installation, training and consulting services is recognized upon completion of the requested service, which typically occurs within ninety days of receipt of an order. Revenue from telephone support contracts and maintenance and support contracts is recognized ratably over the contract period, which is typically twelve months. Maintenance and support services typically include only telephone and internet-based support, but in limited circumstances include software updates, when and if available, provided by the vendor of the software. Installation and consulting services provided by the Company are not considered essential to the functionality of any software products sold as the services do not alter the functionality or capabilities of the software product and could be performed by customers or other vendors.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
Commission Revenue
Fees earned from the resale of Autodesk’s software support agreements are reported as commissions revenue and presented net of their related costs. For these transactions, the Company considers Autodesk to be the primary obligor in the arrangement as Autodesk has the responsibility of providing the end-customer all the deliverables under the contract, including software upgrades and various support services. As a result, the Company assumes an agency relationship in these transactions, and recognizes the net fee associated with serving as an agent in revenue.
Commission revenue also includes referral fees paid by Autodesk for certain types of customer transactions, determined based on specified percentages of the amount billed by Autodesk to the referred customer. These referral fees are recorded as revenue in the period earned, based on reporting by Autodesk.
Multiple-Element Arrangements
The Company’s arrangements with its customers typically involve the sale of one or more products and services at the same time. The Company considers these to be multiple elements of a single arrangement. The Company uses the residual method to recognize revenues from such arrangements with one or more elements that are to be delivered at a future date, provided that evidence of the fair value of all undelivered elements exists. Under the residual method, the fair value of the undelivered elements, such as installation and software support services, is deferred at date of product shipment and the remaining portion of the total arrangement fee is recognized as revenue. The Company determines vendor-specific objective evidence (“VSOE”) of the fair value of undelivered services based on the prices that are charged when the same element is sold separately to customers. If the fair value of each undelivered element in a multiple-element arrangement cannot be determined based on VSOE, all revenue under the arrangement is deferred until those undelivered elements are later delivered or until such time as the only remaining undelivered element is software support, at which time total revenue is recognized ratably over the remaining software support period.
Fixed or Determinable Fee
Management assesses whether the total fee payable to the Company for the order is fixed or determinable and free of contingencies at the time of delivery. Management considers the payment terms of the transaction, including whether the terms are extended, and its collection experience in similar transactions that did not require concessions, among other factors. If the total consideration payable to the Company is not fixed or determinable, revenue is recognized only as payments become due from the customer, provided that all other revenue recognition criteria are met.
Customer Acceptance Criteria
If an arrangement includes customer acceptance criteria, the Company defers all revenue from the arrangement until acceptance is received or the acceptance period has lapsed, unless those acceptance criteria only require that the product perform in accordance with the software vendor’s standard published product specifications. If a customer’s obligation to pay the Company is contingent upon a future event, such as installation or acceptance,

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
the Company defers all revenue from the arrangement until that event has occurred.
Deferred Revenue
Deferred product revenue is comprised of amounts that have been invoiced to customers upon delivery of a product, but are not yet recognizable as revenue because one or more of the conditions required for revenue recognition have not yet been met. Deferred service revenue represents amounts invoiced to customers for telephone support contracts or maintenance and support contracts, which are recognized ratably as revenue over the term of the arrangements, or for installation or training services that have not yet been provided.
Product Returns
The Company’s arrangements with customers do not contain any rights of product return, other than those related to standard warranty provisions that permit replacement of defective goods. As of October 31, 2008 and 2009, the Company had no reserve recorded for product returns because such returns have been immaterial.
Shipping and Handling Fees
The Company records as revenue any amounts billed to customers for shipping and handling costs and records as cost of revenue its actual shipping costs incurred.
Cost of Revenue
Cost of product revenue consists of the cost of purchasing products from software suppliers as well as any associated shipping and handling costs. Cost of service revenue includes the direct costs and personnel costs associated with the implementation of software solutions as well as training, support services, and consulting services provided to customers. These costs include employee compensation, travel, printed materials, and the costs of third-party contractors engaged by the Company.
Earnings Per Common Share
Basic earnings per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding. Diluted earnings per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding and, when dilutive, all potential common equivalent shares outstanding including options and unvested restricted stock. The dilutive effect of options and unvested restricted stock to purchase common stock is determined under the treasury stock method using the average fair value of common stock for the period.
Cash, Cash Equivalents and Investments
The Company considers all highly liquid investments with an original maturity of 90 days or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost plus accrued interest, if any, which approximates their fair value. At October 31, 2008 and 2009, the Company’s holdings of cash equivalents were not material. In addition, as of that date, the Company had no amounts classified as short-term or long-term investments.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
Concentrations of Credit Risk
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable. The Company provides credit to customers in the ordinary course of business. The Company performs ongoing evaluations of its customers for potential credit losses, and management believes its credit policies are prudent and reflect industry practices and business risk. The Company does not invest any of its excess cash. Accordingly, the Company believes that its financial instruments are not subject to any material credit or market risk.
Fair Value of Financial Instruments
The carrying values of the Company’s financial instruments, including cash equivalents, accounts receivable, and accounts payable, approximate their fair values due to their short-term maturities. In addition, the carrying value of the Company’s related-party notes approximates their fair values because borrowing costs currently available to the Company approximate those reflected in the related-party debt.
Inventory
Inventory consists of packaged computer software and is stated at the lower of cost or market value. Cost is determined by the first-in, first-out method, and market value represents the lower of replacement cost or estimated net realizable value.
Property and Equipment
Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to operations. Repairs and maintenance costs are expensed as incurred.
Business Combinations
The Company allocates the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed as well as to in-process research and development based upon their estimated fair values at the acquisition date. The purchase price allocation process requires management to make significant estimates and assumptions, especially at acquisition date with respect to intangible assets, software support obligations assumed, estimated restructuring liabilities and pre-acquisition contingencies.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
Although the Company believes the assumptions and estimates that have been made in the past are reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired companies and are inherently uncertain. Examples of critical estimates used in valuing certain of the intangible assets the Company has acquired or may acquire in the future include but are not limited to (i) future expected cash flows from software license sales, support agreements, consulting contracts, other customer contracts and acquired developed technology; (ii) expected costs to develop in-process research and development projects into commercially viable products and the estimated cash flows from the projects; (iii) the acquired company’s brand and competitive position, as well as assumptions about the period of time the acquired brand will continue to be used in the combined company’s product portfolio; and (iv) discount rates used to determine the present value of expected future cash flows. Unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.
In connection with the purchase price allocations for the Company’s acquisitions, management estimates the fair market value of legal performance commitments to customers, which are classified as deferred revenue.
For a given acquisition, the Company may identify certain pre-acquisition contingencies. If, during the purchase price allocation period, the Company is able to determine the fair value of a pre-acquisition contingency, this amount will be included in the purchase price allocation. If, as of the end of the purchase price allocation period, the Company is unable to determine the fair value of a pre-acquisition contingency, evaluation will be made whether to include an amount in the purchase price allocation based on whether it is probable that a liability had been incurred and whether an amount can be reasonably estimated. After the end of the purchase price allocation period, any adjustment to amounts recorded for a pre-acquisition contingency will be included in the Company’s operating results in the period in which the adjustment is determined.
Goodwill and Other Intangible Assets
The Company accounts for its goodwill and intangible assets in accordance with ASC No. 350-30, Goodwill and Other Intangible Assets. Goodwill is assessed for impairment at least annually as of October 31, on a segment basis, or more frequently when events and circumstances occur indicating that the recorded goodwill may be impaired. Such events or conditions could include an economic downturn in the industries to which the Company provides products and services; increased competition; an increase in operating or other costs; or the pace of technological improvements. When the Company determines that the carrying value of goodwill may not be recoverable based upon one or more of these indicators of impairment, the Company initially assesses any impairment using fair value measurements based on projected discounted cash flow valuation models. If the book value of a segment exceeds its fair value, the implied fair value of goodwill is compared with the carrying amount of goodwill. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recorded in an amount equal to that excess.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
Intangible assets other than goodwill are amortized over their estimated useful economic lives and are carried at cost less accumulated amortization. In accordance with ASC No. 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the long-lived assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Factors that could lead to an impairment of acquired customer relationships include a worsening in customer attrition rates compared to historical attrition rates, or lower than initially anticipated cash flows associated with customer relationships. Each impairment test is based on a comparison of the estimated undiscounted cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value based on a discounted cash flow analysis. The cash flow estimates used to determine the impairment, if any, contain management’s best estimates using appropriate assumptions and projections at that time.
Research and Development and Software Development Costs
Costs incurred in the research and development of the Company’s products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software to be licensed to customers are expensed prior to establishment of technological feasibility and are capitalized thereafter until the product is available for general release to customers. No software development costs have been capitalized to date since costs incurred between the establishment of technological feasibility and the available-for-sale date of the software have been immaterial.
Accounting for Share-Based Compensation
The Company applies ASC No. 718-10, Share-Based Payment, which requires companies to measure the cost of share-based awards to employees based on the grant-date fair value of the award using an option pricing model, and to recognize that cost over the period during which an employee is required to provide service in exchange for the award. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options granted to employees and recognizes the compensation cost of employee share-based awards in its statement of operations using the straight-line method over the vesting period of the award, net of estimated forfeitures.
The use of the Black-Scholes option pricing model to estimate the fair value of share-based awards requires that the Company make certain assumptions and estimates for required inputs to the model, including (i) the fair value of the Company’s common stock at each grant date, (ii) the expected volatility of the Company’s common stock value based on industry comparisons, (iii) the expected life of the share-based award, (iv) the risk-free interest rate, and (v) the dividend yield, which were considered as follows:

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements

	Year ended October 31,		Six months ended April 30,
	2008	2009	2009	2010
			(unaudited)	(unaudited)
Fair value of common stock	$0.31	$0.26	$0.26	$0.26
Share price volatility	41%	41%	41%	50%
Expected Life	4 years	4 years	4 years	4 years
Risk-free interest rate	3.62% to 3.64%	3.00% to 3.62%	3.00% to 3.62%	3.00% to 3.50%
Dividend yield	0%	0%	0%	0%
Common Stock Fair Value
As there has been no public market for the Company’s common stock historically, the fair value of the Company’s common stock for 2008 and 2009 was estimated by considering a number of objective and subjective factors, including peer-group company trading multiples, the amount of preferred stock liquidation preference, the illiquid nature of common stock, the size of the Company and the Company’s lack of historical profitability. At the midpoint of the 2008 and 2009 fiscal years, independent valuations were obtained to provide additional support for estimates of the fair value of the Company’s common stock. Under the probability-weighted expected return method used in that valuation, the fair market value of common stock was estimated based upon an analysis of the future values for the Company, assuming various outcomes. The share value was based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available to the Company as well as the rights of each share class. The possible outcomes considered were a sale of the Company, an initial public offering of the Company’s stock, dissolution, and continued operation as a private company. The resulting values represent the Company’s estimate of fair market value of common stock at that date, which is then reconsidered at each valuation date.
Share Price Volatility
The Company determined the share price volatility for stock options granted in 2009 and 2008 based on an analysis of reported data for a peer group of companies that granted options with substantially similar terms. The expected volatility of options granted was determined using an average of the historical volatility measures of this peer group of companies for a period equal to the expected life of each option.
Expected Life of Options, Risk-Free Interest Rate and Dividend Yield
The Company determined the expected life of options based on the period of time that the options are expected to be outstanding until a future liquidity event, such as a sale of the Company or an initial public offering of the Company’s stock. The risk-free interest rate is

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
based on the daily treasury yield curve rate whose term is consistent with the expected life of the stock options. The Company has not paid, and does not anticipate paying, cash dividends on its shares of common stock; therefore, the expected dividend yield was assumed to be zero.
Non-employee Stock-Based Awards
For stock options granted to non-employees, the Company recognizes compensation expense in accordance ASC No. 718-10, Stock Compensation and ASC No. 505-50, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services, which require each such equity award to be recorded at its fair value on the measurement date. The measurement of share-based compensation is subject to periodic adjustment as the underlying stock options vest. The Company records compensation expense related to these nonemployee share-based awards in accordance with the expense attribution model as prescribed in ASC No. 718-10.
Redeemable Preferred Stock
The Company accounts for the difference between the initial carrying value of redeemable preferred stock and the redemption amount payable on that stock through recognition of accretion adjustments (including stated unpaid cumulative dividends) over the period from date of issue to the first redemption date, such that the carrying amount of the preferred stock will equal the redemption amount at the redemption date. These increases in carrying value are recorded initially through charges against additional paid-in capital and then to accumulated deficit if the balance of additional paid-in capital is reduced to zero. As the Company’s Series A preferred stock is mandatorily redeemable upon request of the holders of at least a majority of such stock, the carrying value of the Series A preferred stock equals its redemption amount at each balance sheet date (Note 13).
As a result of the Merger, the Company’s redeemable preferred stock is no longer outstanding and the Company has no remaining financial obligations relative to the redeemable preferred stock or its related formerly-accruing dividends (Note 21).
Advertising Costs
Advertising costs are expensed as incurred and consist primarily of promotional expenditures. Advertising costs incurred in 2008 and 2009 were immaterial.
Comprehensive Loss
Comprehensive loss is comprised of two components: net loss and foreign currency translation adjustments. For the years ended October 31, 2008 and 2009, and six month period ended April 30, 2010, unrealized currency translation gains of $126,000, $509,000 and $410,000 (unaudited), respectively, were recorded in accumulated other comprehensive income within shareholder’s deficit.
Income Taxes
Income taxes are accounted for under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
differences are expected to reverse. A valuation allowance against net deferred tax assets is recorded if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company records liabilities for income tax contingencies if it is probable that the Company has incurred a tax liability and the liability or the range of loss can be reasonably estimated.
Foreign Currency Translation
Assets and liabilities of the Company’s foreign subsidiaries, whose functional currencies are the respective local currencies, are translated into U.S. dollars at the current rates of exchange in effect at the balance sheet dates. Revenues and expenses are translated using the average exchange rates for the period. The resulting translation adjustments are included as a separate component of shareholders’ deficit in the consolidated balance sheets within accumulated other comprehensive income. Foreign currency transaction gains or losses resulting from the re-measurement of monetary assets and liabilities stated in a currency other than the functional currency are included in the Company’s results of operations.
For the years ended October 31, 2008 and 2009, realized currency transaction gains from continuing operations of $227,000 and $40,000, respectively, were recorded in the statement of operations and realized currency translation gains from discontinued operations of $1.4 million and $6,000, respectively, were recorded in the statement of operations within gain (loss) on sale or disposition of discontinued operations, net of tax.
Investments Accounted for Using the Equity Method
The Company uses the equity method of accounting for its investments in companies in which it owns 50% or less and over which it exercises significant influence. Under this method, the Company includes in net earnings its proportional share of the net earnings or losses of these associated companies, net of any cash distributions or dividends. When net losses from an equity-method investment exceed the carrying value recorded by the Company, the investment balance is maintained at zero and additional losses are not recognized, as the Company is not committed to provide financial support to the investee. The Company resumes accounting for the investment under the equity method when the entity subsequently reports net income and the Company’s share of that net income exceeds the share of net losses not recognized during that period that the equity-method loss recognition had been suspended.
Investments in Majority-Owned Entities
In 2008 and for a portion of 2009, the Company held a 60% ownership interest in Sigmetrix L.L.C. (“Sigmetrix”) and an 80% ownership interest in Rand Technologies Singapore PTE Ltd (“Rand Singapore”). The Company consolidated these entities in its financial statements as if it owned 100% of each entity, and did not present minority-interest amounts in its statement of operations and its balance sheet, because these entities were in a net shareholder deficit position and because the minority interest holders were not required to fund the net losses of these entities.
On July 1, 2009, the Company sold its 60% ownership interest in Sigmetrix, to Cybernet Systems Holdings U.S. Inc. (“Cybernet”) for cash consideration of $122,000 and

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
repayment of intercompany accounts payable of $3.1 million. On September 11, 2009, the Company completed the sale of its 80% ownership interest in Rand Singapore to an individual for cash consideration of one Singapore dollar (Note 17).
Leases
Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are recognized in the statement of operations on a straight-line basis over the term of the lease. Leases in which the Company has substantially all the risk and rewards of ownership are classified as capital leases. Capital leases are recorded at commencement of the lease at the lower of the fair value of the leased property and the present value of the minimum lease payments. Property and equipment acquired under capital leases are depreciated over the shorter of the useful life of the assets and the lease term.
In January 2010, the Company entered into a new lease for its headquarters. The lease has a term of sixty five months with an annual base rent ranging from $192,000 to $248,000 and commenced in May 2010. The lease contains a renewal option for an additional five-year term. The Company does not expect to incur additional obligations as a result of this lease. The Company paid a security deposit of $175,000 in the form of a letter of credit, which reduces the amount of borrowing available to the Company on its revolving line of credit.
Recent Accounting Pronouncements
In May 2009, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance related to subsequent events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. This guidance is set forth in Topic 855 in the Accounting Standards Codification (ASC 855). ASC 855 provides guidance on the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of this accounting guidance did not impact on the Company’s consolidated financial statements. The Company has performed an evaluation of subsequent events through November 1, 2010, which is the date the financial statements were issued.
In June 2009, the FASB issued the FASB Accounting Standards Codification, or “Codification.” The Codification became the single source for all authoritative generally accepted accounting principles, or GAAP, recognized by the FASB and is required to be applied to financial statements issued for interim and annual periods ending after September 15, 2009. The Codification does not change GAAP and did not impact the Company’s financial position or results of operations.
In September 2009, the FASB issued new accounting guidance related to the revenue recognition of multiple element arrangements as well as certain revenue arrangements that

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
include software elements. The new guidance states that if VSOE or third party evidence for deliverables in an arrangement cannot be determined, companies will be required to develop a best estimate of the selling price to separate deliverables and allocate arrangement consideration using the relative selling price method. Use of the residual method will no longer be permitted. The accounting guidance will be applied prospectively and will become effective during the 2011 fiscal year. Early adoption is allowed. The adoption of this accounting guidance is not expected to materially impact the Company’s financial statements.
In January 2010, the FASB issued new accounting guidance related to the disclosure requirements for fair value measurements and provides clarification for existing disclosure requirements. This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosure requirements are effective for fiscal years ending after October 31, 2010. The adoption of this accounting guidance is not expected to materially impact the Company’s financial statements.
On November 1, 2009, the Company adopted ASC 740-10 Income Taxes (“FIN 48”). ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. At the adoption date for the Company, there were no gross unrecognized tax affected amounts, and there was no impact on the Company as a result of adopting ASC 740-10.
3.	Acquisition of Rand A Technology Corporation
On November 1, 2007, the Company acquired all of the outstanding capital stock of Rand A Technology Corporation (“RATC”) to serve as its primary business. RATC was acquired for cash of $44.5 million plus related transaction costs incurred by the Company of $805,000. No stock options of the Company were issued in connection with the acquisition. The results of operations of the acquired business have been included in the consolidated financial statements of the Company since the date of acquisition.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
The purchase price allocation for the acquisition of RATC was based on the fair values of assets acquired and liabilities assumed as of November 1, 2007, summarized as follows (in thousands):

Total purchase consideration:
Cash paid	$44,509
Transaction costs	805

Total purchase consideration	$45,314

Allocation of the purchase consideration:
Assets:
Cash	$5,967
Accounts receivable	14,408
Inventory	2,080
Prepaid expenses and other assets	1,814
Due from related parties	1,538
Property and equipment	2,440
Equity-method investments	201
Deferred tax assets	26,976
Valuation allowance related to deferred tax assets	(19,386)
Acquired intangible assets	20,424
Goodwill	16,639

Total assets acquired	73,101

Liabilities:
Accounts payable and accrued liabilities	16,062
Deferred revenue	2,066
Customer advance payments	323
Income taxes payable	568
Other current liabilities	844
Deferred tax liability related to nondeductible acquired intangible assets	7,590
Due to related parties	334

Total liabilities assumed	27,787

Total purchase consideration	$45,314

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
Identifiable intangible assets acquired consisted of customer relationships, with a value of $17.6 million; trademarks and trade names, with a value of $1.5 million; and intellectual property related to the training business, with a value of $1.3 million. Customer relationship intangibles represent the underlying relationships and agreements with RATC’s customers. Of the amount recorded for customer relationships, $14.7 million related to the Company’s IMAGINiT segment and $2.9 million related to the Company’s RPS segment. Of the amount recorded for trademarks and trade names, $1.2 million related to the IMAGINiT segment and $300,000 related to the RPS segment. Of the amount recorded for intellectual property, $662,000 related to the IMAGINiT segment and $662,000 related to the RPS segment.
Deferred revenue recorded in the acquisition reflects an amount equivalent to the estimated cost plus a reasonable profit margin to fulfill the remaining service obligations of RATC’s software support agreements.
In the acquisition, the Company acquired approximately $27.0 million of net deferred tax assets of RATC, which consisted primarily of net operating loss carryforwards. However, the Company recorded such assets with a full valuation allowance due to the significant uncertainty about whether those deferred tax assets will be realized, particularly due to the Company’s history of losses and limitations that will be imposed on the amount of net operating losses which may be used annually to offset any taxable income the Company may generate in the future. If and when such acquired deferred tax assets are realized, the release of the associated valuation allowance will be recorded as a tax benefit in the consolidated statement of operations, pursuant to new business combination rules effective for the Company as of November 1, 2009. None of the intangible assets acquired in the acquisition is deductible for income tax purposes. As a result, and in accordance with ASC 740-10, Income Taxes, the Company recorded in the purchase accounting a deferred tax liability of $7.6 million, equal to the tax effect of the amount of the acquired intangible assets other than goodwill. As a result of recording that deferred tax liability, the Company also reduced the valuation allowance recorded against net deferred tax assets by a corresponding amount. In addition, $14.0 million of the goodwill amount is not deductible for income tax purposes.
This transaction resulted in $16.6 million of purchase price that exceeded the estimated fair values of tangible assets and identifiable intangible assets and liabilities, which was allocated to goodwill. The Company attributes the high amount of goodwill relative to identifiable tangible and intangible assets to its assertion that the implementation of a revised corporate strategy for RATC would be more profitable over the longer-term life of the business than was the strategy that had been employed prior to the acquisition. Of the amount recorded for goodwill in the acquisition, $12.3 million was assigned to the Company’s IMAGINiT segment and $4.4 million was assigned to the Company’s RPS segment. In 2008, the Company recorded a goodwill impairment charge of $9.2 million, including the full impairment of goodwill of the Company’s RPS segment (refer to Note 5).

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
4.	Acquired Intangible Assets

Acquired intangible assets result from the Company’s acquisition of RATC on November 1, 2007 (Note 3). Customer relationship intangible assets, which represent the underlying relationships and agreements with RATC’s customers, are amortized based upon patterns in which their economic benefits are expected to be realized and over a weighted-average expected life of eight years. Other finite-lived identifiable intangible assets are amortized on a straight-line basis, including trademarks and trade names, which are being amortized over a weighted-average useful life of ten years, and intellectual property related to the training business, which is being amortized over a useful life of three years. The following is a summary of intangible assets acquired, amortization expense for 2008 and 2009, asset impairment charges recorded in 2008, and the resulting carrying values of the acquired intangible assets as of October 31, 2008 and 2009 and April 30, 2010 (unaudited) (in thousands):
2008

	Acquisition			Net book
	value on	Amortization	Impairment	value at	Weighted
	November 1,	expense for	charge	October 31,	average life
	2007	the year	recorded	2008	(in years)
Customer relationships	$17,600	$4,719	$11,696	$1,185	8
Trademarks and trade names	1,500	150	218	1,132	10
Intellectual property	1,324	441	—	883	3

	$20,424	$5,310	$11,914	$3,200

2009

	Net book			Net book
	value at	Amortization	Impairment	value at	Weighted
	October 31,	expense for	charge	October 31,	average life
	2008	the year	recorded	2009	(in years)
Customer relationships	$1,185	$426	$—	$759	8
Trademarks and trade names	1,132	126	—	1,006	10
Intellectual property	883	441	—	442	3

	$3,200	$993	$—	$2,207

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
2010 (unaudited)

	Net book
	value at	Amortization	Impairment	Net book	Weighted
	October 31,	expense for	charge	value at April	average life
	2009	the period	recorded	30, 2010	(in years)
Customer relationships	$759	$143	$—	$616	8
Trademarks and trade names	1,006	63	—	943	10
Intellectual property	442	221	—	221	3

	$2,207	$427	$—	$1,780

Amortization expense of intellectual property, totaling $441,000 for each of 2008 and 2009 fiscal years is included as a component of cost of service revenue in the consolidated statement of operations. Amortization expense for all other acquired intangible assets is included in operating expenses in the consolidated statement of operations.

Amortization expense for the three months ended April 30, 2009 and 2010 (unaudited) was $248,000 and $215,000, respectively, a portion of which was included as a cost of service revenue. Amortization expense for the six months ended April 30, 2009 and 2010 (unaudited) was $496,000 and $427,000, respectively, a portion of which was included as a cost of service revenue.

The Company experienced a significant decline in demand for its products and services during the second half of 2008 and concluded that the decline was not anticipated to recover in the short term. As a result, the Company determined that such decline was an indication that the carrying value of its long-lived intangible assets may not be recoverable and, accordingly, conducted recoverability tests in accordance with ASC No. 360-10. The Company performed its assessment at the asset group level, which represented the lowest level of cash flows that are largely independent of cash flows of other assets and liabilities. In performing the assessment, when it was determined that the undiscounted cash flows were lower than the carrying value of any asset group, the Company compared the fair value of each long-lived asset to its carrying value.

As a result of performing those tests as of October 31, 2008, the Company recorded an impairment charge totaling $11.9 million in 2008, which reduced the carrying value of intangible assets to $3.2 million, as indicated in the table above. The Company also reassessed the amortization method and remaining amortization period for the assets, and determined that the method utilized was appropriately matching the expected economic benefit of use of the customer relationship asset, and that the overall expected life of the asset was still appropriate.

In the original purchase accounting, total acquired intangible assets recorded for the Company’s IMAGINiT segment were $16.6 million and for the RPS segment were $3.9 million. After the impairment charges and regular amortization expense recorded in 2008, the book value of acquired intangible assets of the IMAGINiT segment were reduced to

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
$2.3 million and the acquired intangible assets of the RPS segment were reduced to $900,000.

Future estimated amortization expense for the acquired intangibles assets remaining as of October 31, 2009 is as follows: $854,000 in fiscal 2010, $314,000 in fiscal 2011, $245,000 in fiscal 2012, $205,000 in fiscal 2013, and $589,000 thereafter.

5.	Goodwill

The Company performs an annual impairment test of its goodwill on October 31 and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. ASC No. 350-30 requires that the impairment test be performed through the application of a two-step process. The first step compares the carrying value of the Company’s segments to their estimated fair values as of the test date. If fair value is less than carrying value, a second step is performed to quantify the amount of the impairment, if any.

The Company performs its annual goodwill impairment assessment as of October 31, using the two-step process required by ASC No. 350-30. The Company estimates the fair value of its two segments, IMAGINiT and RPS, using an income approach, which estimates fair value of each segment based upon future cash flows discounted to their present value. If step one of this assessment results in the carrying value of a segment exceeding its fair value, accordingly, the Company performs the second step to determine the implied fair value of goodwill by comparing the fair value of the segment to the aggregate fair value of all the assets and liabilities of the segment. In step two of the impairment analysis, the Company compared the implied fair value of goodwill in the segment to its carrying value.

As a result of performing those tests as of October 31, 2009, there was no impairment. As a result of performing those tests as of October 31, 2008, the Company recorded an impairment charge of $9.2 million, including the full write-down of goodwill of the Company’s RPS segment. Assessing the impairment of goodwill requires the Company to make certain significant assumptions, estimates and judgments, including future revenue, expenses, cash flows and discount rates. The actual results may differ from these assumptions and estimates and it is possible that such differences could have a material impact on the Company’s financial statements. The Company based the valuations of its segments, in part, on its actual historical performance and its estimate of the future performance of the segments. The Company attributes the goodwill impairment that resulted from its assessment in 2008 to the significant decline in demand for its products and services experienced during the second half of 2008, which was not anticipated to recover in the short term.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
Carrying values of goodwill were as follows (in thousands):

	IMAGINiT	RPS
	reporting	reporting
	unit	unit	Total
Goodwill balance at October 31, 2007, gross	$—	$—	$—
Acquisition of Rand A Technology	12,280	4,359	16,639
Impairment charge	(4,876)	(4,359)	(9,235)
Currency translation effects	(381)	—	(381)

Goodwill balance at October 31, 2008, net	$7,023	$—	$7,023

Goodwill balance at October 31, 2008, gross	$12,280	$4,359	$16,639
Accumulated impairment	(4,876)	(4,359)	(9,235)
Currency translation effects	(203)	—	(203)

Goodwill balance at October 31, 2009, net	$7,201	$—	$7,201

Goodwill balance at October 31, 2009, gross	$12,280	$4,359	$16,639
Accumulated impairment (unaudited)	(4,876)	(4,359)	(9,235)
Currency translation effects (unaudited)	(97)	—	(97)

Goodwill balance at April 30, 2010, net (unaudited)	$7,307	$—	$7,307

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
6.	Property and Equipment

Property and equipment consisted of the following (in thousands):

	Estimated
	Useful Life	As of October 31,
	(Years)	2008	2009
Computer and office equipment	3 to 5	$2,610	$2,964
Furniture and fixtures	10	269	344
Motor vehicles	3	5	5
Leasehold improvements	2 to 5	212	201

		3,096	3,514
Less accumulated depreciation and amortization		(1,369)	(2,150)

		$1,727	$1,364

Depreciation and amortization expense for both continuing and discontinuing operations in 2008 and 2009 was $1.3 million and $781,000, respectively. For 2008 and 2009, the net book value of assets under capital lease obligations was $115,000 and $66,000, respectively.

7.	Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	As of October 31,
	2008	2009
Accrued compensation and benefits	$2,361	$1,430
Inventory received but not yet invoiced	1,211	196
Accrued professional fees	832	653
Accrued capital and property taxes	471	304
Accrued sales taxes	459	190
Accrued marketing expenses	—	314
Accrued facilities expenses	—	205
Accrued other liabilities	58	124

	$5,392	$3,416

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
8.	Restructuring Charges

The Company accounts for charges resulting from operational restructuring actions in accordance with ASC No. 420-10, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting reporting associated with certain exit or disposal activities. Under ASC No. 420-10, costs associated with certain exit or disposal activities are recognized and measured at their fair value in the period in which the liability is incurred rather than at the date of a commitment to an exit or disposal plan. The determination of restructuring charges requires management’s judgment and may include such costs and charges as those related to employee severance, termination benefits, and the write-off of assets, professional service fees and costs for future lease commitments on excess facilities, net of any estimated income from subleases. All such judgments and related estimates are reviewed and, if necessary, revised on an annual basis, which may result in adjustments to previously recorded liability accruals.

In 2008, the Company incurred and recorded restructuring charges of $1.2 million, consisting primarily of termination benefits paid to two employees whose positions were eliminated as a result of commencement of a plan to relocate the Company’s corporate headquarters and certain senior management positions from Canada to the United States. Of that charge, $161,000 was a non-cash expense related to the transfer to an employee of shares held of an equity-method investment of the Company and $78,000 was share-based compensation expense related to the issuance of common stock. Of the total restructuring charge, $53,000 was recorded in the RPS segment, and $1.1 million was unallocated. As of October 31, 2008, all of the severance costs had been paid and no restructuring accrual existed in connection with this plan.

In 2009, the Company implemented a series of restructuring actions to right-size its operations, to relocate its corporate headquarters and to reduce expenses. As a result of these activities, the Company reduced its headcount by 126 employees and incurred severance-related expenses of approximately $1.7 million. Of the total restructuring charge, $1.1 million was recorded in the IMAGINiT segment, $79,000 was recorded in the RPS segment, and $577,000 was unallocated. As of October 31, 2009, there were $12,000 of workforce-related unpaid severance costs and $205,000 of accrued restructuring costs related to facility closures, primarily in the IMAGINiT segment.

In the six months ended April 30, 2010, the Company continued to implement certain actions to restructure its operations. During the six-month period, these actions resulted in the involuntary termination of 31 employees which resulted in severance-related expenses of $671,000 (unaudited). Of the total restructuring charge, $70,000 was recorded in the IMAGINiT segment, $562,000 was recorded in the RPS segment, and $39,000 was unallocated.

The following table summarizes the Company’s restructuring activity for the years ended October 31, 2008 and 2009 and for the six month period ended April 30, 2010, respectively (in thousands):

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements

	Year ended	Year ended	Six months
	October 31,	October 31,	ended April 30,
	2008	2009	2010
			(unaudited)
Beginning balance	$—	$—	$217
Restructuring charges recorded for employee severance	1,166	1,529	616
Restructuring charges recorded for facility lease terminations	—	211	55
Cash payments	(1,005)	(1,523)	(346)
Settlement of non-cash charges related to restructuring	(161)	—	(6)
Effect of exchange rates	—	—	(15)

Ending balance	$—	$217	$521

9.	Income Taxes

The components of losses from continuing operations before income taxes were as follows (in thousands):

	Year ended
	October 31,
	2008	2009
Domestic	$(26,571)	$(7,023)
Foreign	(3,403)	1,261

	$(29,974)	$(5,762)

For 2008 and 2009, the provision for income taxes for continuing operations consisted of the following (in thousands):

	Year ended
	October 31,
	2008	2009
Current tax provision:
Federal	$—	$(394)
State	86	32
Foreign	9	14

	$95	$(348)

There was no deferred tax provision or benefit recorded in either year.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
A reconciliation of the statutory income tax rates to the Company’s effective income tax rates for continuing and discontinued operations was as follows:

	Years ended October 31,
	2008	2009
Statutory federal income tax rate	(34.0)%	(34.0)%
State taxes, net of federal tax benefit	(2.2)	(3.5)
Foreign tax rate and law differential	6.6	(0.5)
Nondeductible goodwill impairment	8.2	—
Change in valuation allowance	(32.5)	8.4
Liquidation adjustments	16.7	(1.9)
Nondeductible expenses	37.7	25.5

Effective income tax rate	0.5%	(6.0)%

The components of the Company’s net deferred tax asset and the related valuation allowance were as follows (in thousands):

	Year ended October 31,
	2008	2009
Net operating loss carryforwards	$16,098	$15,848
Expenses not currently deductible	386	311
Accrued expenses	759	504
Property and equipment	180	346
Intangible assets	500	171
Deferred revenue	7	7

Total deferred tax assets	17,930	17,187
Acquired intangible assets not deductible	(1,180)	(610)

Total deferred tax assets	16,750	16,577
Valuation allowance	(16,750)	(16,577)

Net deferred tax assets	$—	$—

The Company conducts business globally and, as a result, it or one or more of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the Company is subject to

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
examination by taxing authorities throughout the world. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations for years before fiscal 2002.

As of October 31, 2008 and 2009, the Company has U.S. federal net operating loss carryforwards available to reduce future taxable income of approximately $17.1 million and $22.8 million, respectively, a portion of which may be limited as to annual utilization under Internal Revenue Code Section 382. These carryforwards expire between 2009 and 2029. As of October 31, 2008 and 2009, the Company also has foreign net operating loss carryforwards of approximately $31.8 million and $24.7 million, respectively, available to reduce future taxable income. These carryforwards expire between 2009 and 2028 for some jurisdictions, and for other jurisdictions, the losses may be carried forward indefinitely.

As of October 31, 2008 and 2009, the Company has established a valuation allowance against the full amount of its net deferred tax assets, in all jurisdictions including the United States, because it believes that it is more likely than not that the tax assets in those jurisdictions will not be realized prior to their expiration.

During 2008 and 2009, the Company disposed of several of its subsidiaries (Note 17). As a result of those dispositions or closures, deferred tax assets of $4.3 million in 2008 and $1.5 million in 2009 for foreign net operating loss carryforwards recorded in the acquisition of RATC with a full valuation allowance were removed from the accounts as they are no longer available for use by the Company. For the years ended October 31, 2008 and 2009, the income tax provision for discontinued operations was $83,000 and $380,000, respectively.

10.	Debt and Other Related-Party Transactions

Stockholder loans

On October 31, 2007, the Company entered into a term loan agreement (the “Term Loan”) with the Stockholder, which owned 100% of the outstanding preferred stock and 89% of the outstanding common stock of the Company as of October 31, 2009 and 2008. The Term Loan consisted of two promissory notes: one for $10.0 million bearing interest of 10% or 12% per year based upon the timing of repayments, and another for $3.5 million bearing interest of 10% or 14% per year based upon the timing of repayments. Per the original terms of the promissory notes, all principal and interest were to be fully repaid by November 1, 2012, with scheduled principal and interest payments beginning in December 2007. The Company incurred issuance costs related to the Term Loan of $269,000, which was recorded as a discount on the carrying value of the debt and will be amortized as additional interest expense over the term of the debt through November 1, 2012. Amortization of debt issuance cost recognized as interest expense was $54,000 in each of 2008 and 2009.

Between November 1, 2007 and February 14, 2008, the Company repaid $2.3 million of principal and paid $50,000 of interest under the Term Loan.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
On February 14, 2008, the Term Loan was amended to reflect the amalgamation of all amounts outstanding under the two original promissory notes as well as the inclusion of $2.3 million of new borrowings. In addition, accrued interest of $309,000 was converted to principal, resulting in a revised principal balance of $13.8 million as of that date. Of this amount, $1.7 million was required to be repaid on September 1, 2008, and thereafter payments of $242,000 were to be made monthly through November 1, 2012, at which time all remaining principal and interest were due. Unpaid principal balances were to incur interest of 10% per year; however, that rate was increased to 12% per year retroactive to February 14, 2008 because the entire principal balance was not repaid by August 31, 2008, which date was later amended to be September 30, 2009. The amended Term Loan contained covenants that prevented the Company from incurring additional debt or creating other liens, except for those arising in the normal course of business; entering into sale-leaseback transactions; making investments; selling assets; making acquisitions or other business combinations; paying dividends; or repurchasing stock. The Term Loan also specified events of default, including among other circumstances the Company’s failure to make payments of principal or interest when due and its failure to maintain certain non-financial covenants, in case of which the Stockholder could have required immediate repayment of all outstanding principal and interest.

On July 30, 2008, the Company entered into a series of unsecured, demand promissory notes with the Stockholder, receiving proceeds of $1.0 million. Unpaid principal balances on these notes incurred interest of 10% per year. The $1.0 million of borrowings under these notes was repaid in full in 2008 by the Company.

On September 4, 2008 and October 23, 2008, the Term Loan was further amended, resulting in revised payment terms that required a principal repayment of $2.6 million on December 20, 2008 and monthly payments of principal of $242,000 thereafter through November 1, 2012.

As of October 31, 2008, the Term Loan had a principal balance of $13.4 million, which was required to be repaid as follows: $4.8 million in fiscal 2009, $2.9 million in fiscal 2010, $2.9 million in fiscal 2011 and $3.2 million in fiscal 2012. Accordingly, $9.0 million of the principal balance of the Term Loan had been classified as the long-term portion of amounts due to related parties in the consolidated balance sheet, net of remaining debt issuance costs of $215,000. As of October 31, 2008, the current portion of the amounts due to related parties in the consolidated balance sheet, totaling $7.0 million, consists of the $4.8 million of principal due under the Term Loan, $1.0 million of accrued interest under the Term Loan, and $1.3 million due to the Stockholder for reimbursement of professional fees incurred by the Company in connection with its acquisition of RATC (Note 3) as well as other fees due to the Stockholder.

On January 10, 2009, the Term Loan was amended, resulting in revised payment terms that required a principal repayment of $4.8 million on October 1, 2009 and thereafter principal repayments of $242,000 monthly through November 1, 2012, at which time all principal and accrued interest are due.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
On April 29, 2009, the Company entered into a series of unsecured, demand promissory notes with the Stockholder, receiving proceeds of $2.0 million. Unpaid principal balances on these notes incurred interest of 10% per year, until they were repaid in full on August 14, 2009.

On August 14, 2009, the Company made a series of payments totaling $8.1 million for the amounts owed to the Stockholder, including $1.1 million primarily related to reimbursement of transaction fees paid in connection with the RATC acquisition and the Company’s issuance of preferred stock; $2.1 million for all principal and interest amounts then outstanding in relation to the unsecured, demand promissory notes; $2.3 million for unpaid interest accrued on the Term Loan; and $2.7 million of principal repayments under the Term Loan. As a result of these payments, the principal balance of the Term Loan was reduced to $11.1 million on that date.

In conjunction with the establishment of the revolving line of credit (Note 11), the Stockholder entered into a subordination agreement with the domestic bank that prioritized the guarantees and security interest associated with the revolving line of credit in advance of those included in the Company’s Term Loan. In addition, the Term Loan was modified to conform its payment terms to those permitted under the bank revolving line of credit agreement. The revolving line of credit agreement allows the Company to make periodic repayments of amounts due under the Term Loan as long as certain financial covenants are maintained by the Company. Absent satisfying those covenants, no repayments under the Term Loan are permitted. The Term Loan modification removes the obligation of the Company to pay the amounts due under the existing payment schedule of the Term Loan if such payments would violate the terms of the revolving credit agreement. Further, delays in payments under the Term Loan that arise from this prioritization of the bank revolving line of credit are not deemed to be events of default under the modified Term Loan agreement.

As the entire principal balance of the Term Loan was not repaid prior to September 30, 2009, the interest rate of the loan increased to 12% retroactive to February 14, 2008 on all unpaid principal balances.

As of October 31, 2009 and April 30, 2010 (unaudited), the Company was in compliance with the terms of the Term Loan agreement and there existed no default or events of default under the Term Loan agreement.

As a result of the Merger, the Company’s Term Loan is no longer outstanding and the Company has no remaining financial obligations relative to its Term Loan or the related formerly-accruing interest (Note 21).

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
Rand North America

Rand North America (“RNA”) is a business that purchases services from the Company and was formed in 2004 as a joint venture that was, in 2008 and 2009, 30% owned by the Company and 70% owned by Dassault. During 2008 and 2009, the Company provided various training and consulting services to RNA, which resulted in $4.1 million and $2.4 million of related party revenue, respectively. As of October 31, 2008 and 2009, accounts receivable due from RNA related to purchases of those services totaled $1.2 million and $627,000, respectively. During 2008 and 2009, the Company also purchased various consulting services from RNA totaling $175,000 and $35,000, respectively. No amount was payable to RNA as of October 31, 2008 or 2009 for these purchases.

In April 2010, the Company sold its ownership interest in RNA to Dassault for proceeds of approximately $1.6 million (unaudited). As the carrying value of the ownership interest was zero, the full value of the proceeds was recorded as a gain on sale of an investment in the three and six months ended April 30, 2010 (unaudited). After the transaction, RNA was no longer a related party and all accounts receivable due from RNA ceased to be classified as such.

11.	Revolving Line of Credit

On August 14, 2009, the Company entered into a three-year revolving credit and security agreement with a domestic bank. The primary use of this facility was to allow the Company to repay a portion of its Term Loan and to fund regular working capital requirements. The facility permits borrowing by the Company of up to $10.0 million against eligible accounts receivable and up to an additional $2.5 million supported by a guarantee provided by the Stockholder. The applicable interest rate under this facility is either (i) the bank’s daily set rate plus specified margins, determined based on the Company’s operating performance, or (ii) the bank’s lending rate. As of October 31, 2009, the applicable interest rate under the facility was 6.0%. The bank also charges the Company a monthly facility fee of 50 basis points of the outstanding balance, a collateral evaluation and monitoring fee, and a fee for each letter of credit. Borrowings under this new revolving line of credit are collateralized by substantially all of the assets of the Company. Upon execution of the facility, the Company borrowed $8.4 million, of which $8.1 million was used to repay amounts then due to the Stockholder and $314,000 was used to pay transaction costs associated with the facility.

Several affirmative and negative covenants are associated with the facility. The most restrictive of these covenants are minimum operating performance requirements that became effective during the three-months ended April 30, 2010. In addition, the covenants establish limits on annual capital expenditures and limit the Company’s ability to acquire or divest of certain assets.

As of October 31, 2009 and April 30, 2010, the outstanding principal balance under of this credit facility was $4.0 million and $3.6 million (unaudited), respectively. As of those dates, the Company was in compliance with the terms of the credit agreement and its covenants and there existed no default or events of default under the credit agreement.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
12.	Commitments and Contingencies

Lease Commitments

The Company leases its office space and certain office equipment under non-cancelable operating leases that expire at various dates through 2015. Rent expenses under operating leases during 2008 and 2009 were $3.0 million and $2.2 million, respectively. Future minimum lease payments under non-cancelable operating and capital leases as of October 31, 2009 are as follows (in thousands):

	Operating	Capital
Fiscal year	leases	leases
2010	$2,161	$58
2011	1,090	77
2012	487	—
2013	245	—
2014	195	—
Thereafter	34	—

	$4,212	135

Less: amount representing interest		11

Present value of minimum lease payments		124

Less: amounts due within one year		50

Long-term portion of capital lease obligations		$74

Litigation

The Company is party to various litigation matters that management considers routine and incidental to the Company’s business. As of October 31, 2009 the Company had accrued no material amounts related to these matters.

The Company is subject to a lawsuit filed in September 2009 that alleges it breached certain clauses of an asset purchase agreement entered in 2006 between a subsidiary of the Company and another party. The Company has asserted counterclaims against the same party for breaches of other clauses within the same agreement. The Company intends to vigorously defend its actions and expects that the costs to resolve this matter will not be material to its financial statements.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
Guarantees

In the normal course of business, the Company indemnifies third parties and enters into commitments and guarantees (“Agreements”) under which it may be required to make payments. These Agreements include indemnities to the following parties: lenders in connection with the Term Loan; lessors in connection with facility leases; customers in relation to the performance of services; vendors in connection with guarantees of expenses incurred by employees in the normal course of business; former employees in connection with their prior services as a director or officer of the Company or its subsidiary companies; vendors or principals in connection with performance under asset or share purchase and sale agreements and performance under credit facilities and other agreements of the Company’s subsidiaries. The duration of these Agreements varies, and in certain cases, is indefinite. Furthermore, the majority of these Agreements do not limit the Company’s maximum potential payment exposure. In addition, the Company is party to a guarantee with its largest vendor, Autodesk, Inc., in relation to all of the Company’s subsidiaries’ obligations to Autodesk. The Company has recorded no accrued liability related to these Agreements, based on its historical experience and information known.

13.	Redeemable Preferred Stock

On November 1, 2007, the Company issued 31,000,000 shares of Series A redeemable preferred stock (“Series A”) for $1.00 per share. At October 31, 2008 and 2009, 31,858,922 shares of Series A are authorized and designated, of which 31,000,000 shares were issued and outstanding.

As a result of the Merger, the Company’s redeemable preferred stock is no longer outstanding (Note 21).

Series A Preferred Stock

The Series A preferred stock had the following characteristics:

Voting

Each holder of Series A preferred stock was entitled to vote together with the holders of common stock and was entitled to one vote per share of Series A preferred stock held by such holder. In addition, holders of the Series A preferred stock, as a separate class, were entitled to elect three members of the Company’s Board of Directors.

Dividends

Dividends accrued from the date of issuance of the Series A preferred stock at a rate of 8% per year (the “Accruing Dividends”). The Accruing Dividends accrued whether or not declared, were cumulative and compounded annually. However, the Accruing Dividends were payable in cash only when and if declared by the Board of Directors. The Company could not declare or pay any dividends on shares of any other class unless all accrued and unpaid dividends were paid in full to the holders of Series A preferred stock. As of October 31, 2008 and 2009, accrued but unpaid cumulative dividends totaled $2.7 million and $5.3 million, respectively. As of April 30, 2010, accrued but unpaid cumulative dividends totaled $6.7 million (unaudited) and were recorded as an increase in the carrying value of the preferred stock, based on the redemption amount of the stock.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
Redemption

Series A preferred stock was mandatorily redeemable upon request of the holders of at least a majority of such stock at a price equal to the original price of $1.00 per share (adjusted to reflect subsequent stock dividends, stock splits or other recapitalizations) plus any Accruing Dividends accrued but unpaid thereon, whether or not declared. As the Series A preferred stock was mandatorily redeemable upon request of the holders of at least a majority of such stock, the carrying value of the Series A preferred stock was accreted to its then-determined redemption amount at each balance sheet date.

Conversion

The holders of the Series A preferred stock were not entitled to convert their preferred stock into shares of common stock.

Liquidation Preference

In the event of any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the holders of the then outstanding Series A preferred stock were entitled, before any payment was made to the holders of the common stock, to receive an amount per share equal to the original issue price of $1.00 per share (adjusted to reflect subsequent stock dividends, stock splits or other recapitalizations) plus any Accruing Dividends accrued but unpaid thereon. In the event that the assets to be distributed were sufficient to permit payment in full of such liquidation payments, the entire assets of the Company were to be distributed ratably to the holders of Series A preferred stock. After the holders of the then outstanding Series A preferred stock had been paid in full their liquidation payments, the remaining assets of the Company were to be distributed to the holders of the common stockholders on a pro rata basis.

14.	Common Stock and Stock Option Plan

As a result of the Merger, the Company’s common stock and stock-based awards are no longer outstanding (Note 21).

Common Stock

Each share of common stock was entitled to one vote. The voting, dividend and liquidation rights of the holders of common stock were subject to and qualified by the rights and preferences of the holders of the Company’s preferred stock.

Prior to and through October 31, 2007, the Company issued to the Stockholder (Note 10) an aggregate of 8,500,000 shares of common stock for nominal consideration in connection with the formation and capitalization of the Company.

During 2008, the Company also issued 1,000,000 shares of common stock to a consultant and a former employee. In December 2007, the Company issued 750,000 fully vested shares of common stock, with a fair value of $0.06 per share, and recorded stock-based compensation expense of $44,000. In May 2008, the Company issued 250,000 fully vested shares of common stock, with a fair value of $0.31 per share, and recorded stock-based compensation expense of $78,000.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
Stock Option Plan

Under the Company’s Amended and Restated 2007 Equity Incentive Plan (the “Plan”), an aggregate of 770,000 shares of the Company’s common stock were reserved for issuance to employees, directors and consultants. Options granted under the Plans may be incentive stock options (“ISOs”) or nonstatutory stock options (“NSOs”). ISOs may only be granted to employees. The Board of Directors of the Company determines the period over which options become exercisable. Options granted to date become exercisable over a four-year period at each anniversary date of the date of grant at a rate of 25% per year. The exercise price of ISOs shall be no less than the fair market value per share of the Company’s common stock on the grant date (or 110% of fair market value for ISOs granted to holders of more than 10% of the voting stock of the Company). The exercise price of each NSO shall be determined by the Board of Directors. The term of the options is determined by the Board of Directors, but in the case of ISOs the term may not exceed 10 years from date of grant.

In March 2009, the Company amended the Plan, increasing the aggregate number of shares of the Company’s common stock reserved for issuance to employees, directors and consultants from 770,000 to 1,070,000. In December 2009, the Company amended the Plan, increasing the number of shares reserved for issuance to employees, directors and consultants from 1,070,000 to 1,130,000 (unaudited).

In conjunction with the recapitalization of the Company (Note 21), the Plan was transferred and became an arrangement of RWWI Holdings LLC, the sole Stockholder of the Company immediately prior to the Merger. As a result of these transactions, no further shares of the Company can be issued pursuant to the Plan.

Restricted Common Stock

The Plan also permits in certain circumstances the issuance of common stock subject to certain restrictions, including forfeitures and the Company’s right to repurchase such shares. These restrictions will be determined by the Board of Directors.

Share-Based Compensation

In 2008 and 2009, the Company recorded compensation expense of $128,000 and $39,000, respectively in connection with employee and non-employee share-based awards. As of October 31, 2008 and 2009, unrecognized share-based compensation for non-vested stock options totaled $44,000 and $125,000, respectively, (net of expected forfeitures) and was expected to be recognized as future expense using the straight-line method over a weighted-average period of 3.16 years and 3.8 years, respectively.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
The following table summarizes the activity under the Plan.

	Year ended October 31,				Six months ended April 30,
	2008		2009		2010
					(Unaudited)
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of period	317,025	$0.31	—	$—	1,011,780	$0.31
Granted	694,755	0.31	317,025	0.31	101,829	0.26
Exercised	—	—	—	—	—	—
Canceled/forfeited	—	—	—	—	(130,000)	0.26

Outstanding at end of period	1,011,780	$0.31	317,025	$0.31	983,609	$0.31

Exercisable at end of period	79,256	$0.31	—	$—
Weighted-average remaining contractual life of outstanding options		9.15 years		9.8 years
All options granted have an exercise price equal to the fair value of the Company’s common stock on the date of grant. Exercise prices for options outstanding as of October 31, 2009 ranged from $0.26 to $0.31 as follows:

			Weighted Average			Weighted Average
		Weighted Average	Remaining		Weighted Average	Remaining
		Exercise Price of	Contractual life of		Exercise Price of	Contractual life of
Option	Options	Options	Options	Options	Options	Options
Prices	Outstanding	Outstanding	Outstanding	Exercisable	Exercisable	Exercisable
$0.31	1,004,780	$0.31	9.09	79,256	$0.31	$8.69
0.26	7,000	0.26	9.58	—	—	—

	1,011,780			79,256

For the years ended October 31, 2008 and 2009, the weighted average grant-date fair value of options determined by the use of the Black-Scholes option pricing model was $0.16 and $0.17 per share, respectively.

As a result of the Merger, the Company’s common stock and stock-based awards are no longer outstanding (Note 21).

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
15.	Net Income/(Loss) per Common Share

The following table sets forth the computation of basic and diluted net income/(loss) per common share (in thousands):

	Year ended October 31,		Three months ended April 30,		Six Months ended April 30,
	2008	2009	2009	2010	2009	2010
			(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net loss from continuing operations	$(30,069)	$(5,414)	$(2,364)	$(841)	$(1,900)	$(1,733)
Loss from discontinued operations, net of tax	(920)	(860)	(259)	—	(535)	—
Gain (loss) on sale or disposition of discontinued operations, net of tax	(1,342)	2,914	—	—	—	—

Net loss	$(32,331)	$(3,360)	$(2,623)	$(841)	$(2,435)	$(1,733)

Net loss from continuing operations	$(30,069)	$(5,414)	$(2,364)	$(841)	(1,900)	$(1,733)
Accretion of dividends and issuance costs on Series A Preferred Stock	(2,667)	(2,678)	(670)	(724)	(1,339)	(1,448)

Net loss from continuing operations available to common stock holders	$(32,736)	$(8,092)	$(3,034)	$(1,565)	$(3,239)	$(3,181)
Weighted average shares used in computing basic net loss per share	9,313	9,500	9,500	9,500	9,500	9,500

Effect of dilutive securities	—	—	—	—	—	—

Weighted average shares used in computing diluted net loss per share	9,313	9,500	9,500	9,500	9,500	9,500

Basic net loss per common share from continuing operations	$(3.52)	$(0.85)	$(0.32)	$(0.16)	$(0.34)	$(0.33)
Basic net loss per common share from discontinuing operations	(0.24)	0.22	(0.03)	0.00	(0.06)	—

Basic net loss per common share	$(3.76)	$(0.63)	$(0.35)	$(0.16)	$(0.40)	$(0.33)

Diluted net loss per common share from continuing operations	$(3.52)	$(0.85)	$(0.32)	$(0.16)	$(0.34)	$(0.33)
Diluted net loss per common share from discontinued operations	(0.24)	0.22	(0.03)	0.00	(0.06)	—

Diluted net loss per common share	$(3.76)	$(0.63)	$(0.35)	$(0.16)	$(0.40)	$(0.33)

Shares used in computing losses per common share:

Basic	9,313	9,500	9,500	9,500	9,500	9,500
Diluted	9,313	9,500	9,500	9,500	9,500	9,500
Weighted average common stock equivalents related to stock options of 95,000, 758,000, 374,000 (unaudited), 501,000 (unaudited), 1,070,000 (unaudited) and 971,000 (unaudited) were outstanding as of the years ended October 31, 2008 and 2009 and the three and six months ended April 30, 2009 and 2010, respectively, but were not included in the calculation of diluted loss per share as the Company’s losses in those respective periods would render their inclusion antidilutive.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
16.	Significant Customers and Suppliers

For the years ended October 31, 2008 and 2009, no single customer accounted for greater than 10% of the Company’s total revenue or accounts receivable. For the fiscal years ended October 31, 2009 and 2008, the Company’s inventory purchases from Autodesk, Synnex, Inc., Autonomy and Techdata, Inc. combined were approximately 93% and 100% respectively. The Company’s product revenue related to the resale of products from these combined suppliers for the years ended October 31, 2008 and 2009 was approximately 90% and 100%, respectively.

17.	Discontinued Operations

2009

Sale of Sigmetrix, L.L.C.

On July 1, 2009, the Company sold its 60% ownership interest in Sigmetrix to Cybernet for cash consideration of $122,000 and repayment of intercompany accounts payable of $3.1 million. The cash consideration of $122,000 to be received is subject to possible adjustment for qualified claims made by Cybernet through December 31, 2010 against indemnification guarantees made by the Company in the transaction. The operating results through July 1, 2009 and the related gain on sale of Sigmetrix have been presented as a discontinued operation in the consolidated statements of operations.

Closure of Subsidiary in Belgium

On August 6, 2009, the Company’s Belgium subsidiary, Axis S.A. (“Belgium”), filed for bankruptcy protection and was closed. The operating results through the closure date and the loss on disposition of the entity have been presented as discontinued operations in the consolidated statements of operations.

Sale of Rand Technologies Singapore PTE Ltd.

On September 11, 2009, the Company completed the sale of its 80% ownership interest in Rand Singapore to an individual for cash consideration of one Singapore dollar. The operating results through September 11, 2009 and the related gain on the sale of Rand Singapore have been presented as a discontinued operation in the consolidated statements of operations.

2008

The Netherlands

In July 2008, the Company completed the sale of its 100% ownership interest in its Dutch subsidiary (“Rand B.V.”) to H&P Structured B.V. for cash consideration of $28.9 million. Upon receipt, the Company also paid a liability of Rand B.V. of $28.7 million. The operating results through July 2008 and loss on sale of Rand B.V. have been presented as a discontinued operation in the consolidated statements of operations. During 2009, the Company received $115,000 of tax refunds related to the sale transaction. These refunds were recorded as a reduction of closing costs.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
Japan

In July 2008, the Company completed the sale of its 100% ownership interest in its Japanese subsidiary (“Rand Japan”) for cash consideration of $791,000. The operating results through July 2008 and the related gain on the sale of Rand Japan have been presented as a discontinued operation in the consolidated statements of operations.

Spain, Slovakia, the Czech Republic, Poland and Ireland (collectively “Rand Europe”)

During 2008, the Company closed its subsidiaries in Rand Europe. Operating results for Rand Europe in 2008 consisted solely of currency exchange gains totaling $57,000. The operating results through the closure date in 2008 and the loss on disposition of Rand Europe has been presented as discontinued operations in the consolidated statements of operations.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
The following tables summarize the operating results of all operations discontinued during 2008 and 2009 through their disposition dates as well as the gain (loss) that resulted from sale or disposition of each operation, net of tax (in thousands):

	Year ended October 31, 2008
	Netherlands	Japan	Rand Europe	Sigmetrix	Belgium	Singapore	Total
Income (loss) from discontinued operations
Revenue	$10	$1,020	$—	$2,264	$1,667	$741	$5,702
Cost of revenue	(5)	(467)	—	(156)	(968)	(440)	(2,036)
Operating expenses and currency gain (loss)	(22)	(1,067)	57	(2,277)	(802)	(475)	(4,586)

Income (loss) from discontinued operations, net of tax provision of $83	$(17)	$(514)	$57	$(169)	$(103)	$(174)	$(920)

Gain (loss) on sale or disposition of discontinued operations

Cash consideration received	$28,895	$791	$—	$—	$—	$—	$29,686
Carrying value of net assets (liabilities) disposed	28,680	(446)	(158)	—	—	—	28,076

Gain before disposal cost	215	1,237	158	—	—	—	1,610
Cost of disposal, including currency gain (loss)	(1,540)	(1,006)	(406)	—	—	—	(2,952)

Gain (loss) on sale or disposition, net of tax	$(1,325)	$231	$(248)	$—	$—	$—	$(1,342)

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements

	Year ending October 31, 2009
	Sigmetrix	Belgium	Singapore	Netherlands	Total
Loss from discontinued operations
Revenue	$1,172	$721	$437	$—	$2,330
Cost of revenue	(16)	(573)	(370)	—	(959)
Operating expenses and currency gain (loss)	(1,597)	(364)	(270)	—	(2,231)

Loss from discontinued operations, net of tax provision of $0	$(441)	$(216)	$(203)	$—	$(860)

Gain (loss) on sale or disposition of discontinued operations
Cash consideration received	$—	$—	$1	$—	$1
Consideration receivable	122	—	—	—	122
Carrying value of net liabilities disposed	(3,192)	(279)	(209)	—	(3,680)

Gain before disposal cost	3,314	279	210	—	3,803
Cost of disposal, including currency gain (loss)	(818)	(146)	(40)	115	(889)

Gain on sale or disposition, net of tax	$2,496	$133	$170	$115	$2,914

The following table summarizes the operating results of all operations discontinued during 2009 for the six-month period ended April 30, 2009 (in thousands) (unaudited).

	Six months ended April 30, 2009
	Sigmetrix	Belgium	Singapore	Total
Loss from discontinued operations
Revenue	$953	$508	$290	$1,751
Cost of revenue	(380)	(384)	(240)	(1,004)
Operating expenses and currency gain (loss)	(893)	(254)	(135)	(1,282)

Loss from discontinued operations, net of tax provision of $0	$(320)	$(130)	$(85)	$(535)

There were no discontinued operations during the three or six months ended April 30, 2010.

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
18.	Equity-Method Investments

Equity-method investments held by the Company during 2008 consisted of ownership interests in Rand North America, Inc. (“RNA”) of 30% and Engineering.com of 28% of the fully diluted shares of each company, respectively. In May 2008, the Company divested its ownership in Engineering.com. At that time, the investment had a fair value of $161,000 and a carrying value of $201,000, resulting in a loss of $40,000 being recorded in the statement of operations for 2008. The Company’s investment in RNA was recorded at zero value in connection with its purchase price allocation for RATC (Note 3), and no change was subsequently recorded in that investment balance during 2008 and 2009.

In April 2010, the Company sold its ownership interest in RNA to Dassault for proceeds of approximately $1.6 million (unaudited).

19.	Savings Plan

The Company has a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. The Company made contributions of $0 and $163,000 to the plan in 2008 and 2009, respectively.

20.	Segment Information

The Company provides design automation solutions and related services to various manufacturing and engineering industries. The Company serves these industries through two operating segments; IMAGINiT, which services customers who primarily utilize Autodesk solution platforms, and RPS, which services customers who primarily utilize other vendors’ solution platforms. These operating segments are considered reportable segments as defined by ASC 280-10, Segment Reporting. There are significant functions, and therefore costs, that are considered corporate expenses and are not allocated to the divisions for the purposes of assessing performance and making operating decisions. These unallocated corporate expenses include certain marketing and general and administrative costs. Costs and expenses of each division include direct costs associated with selling, supporting, developing and marketing the products and services sold by each division, as well as amortization of acquired intangible assets and restructuring charges.

Asset information by reportable segment is not reported as the Company does not accumulate such information internally. The accounting policies of the segments are the same as those described in Note 2 to these consolidated financial statements. The products and services sold by the segments are described in Note 1. The following table summarizes financial information about the Company’s reportable segments (in thousands):

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements

	Year ended October 31,		Six Months Ended April 30,
	2008	2009	2009	2010
			(unaudited)	(unaudited)
Revenue
Product revenue
IMAGINiT	$43,025	$21,730	$10,782	$11,045
RPS	1,360	3,792	1,889	683

Total Product revenue	$44,385	$25,522	$12,671	$11,728

Service revenue
IMAGINiT	$10,077	$8,479	$4,153	$4,224
RPS	11,623	7,757	6,074	3,790

Total Service revenue	$21,700	$16,236	$10,227	$8,014

Commission revenue
IMAGINiT	$13,083	$11,505	$4,474	$4,832

Total Commission revenue	$13,083	$11,505	$4,474	$4,832

Total Revenue	$79,168	$53,263	$27,373	$24,574

Cost of revenue
Cost of product revenue
IMAGINiT	$29,709	$16,186	$6,964	$7,657
RPS	944	1,013	316	135

Total cost of product revenue	$30,653	$17,199	$7,279	$7,792

Cost of service revenue
IMAGINiT	$10,232	$6,486	$4,720	$2,897
RPS	9,600	7,316	4,084	3,250

Total cost of service revenue	$19,832	$13,802	$8,804	$6,147

Gross Profit
IMAGINiT	$26,245	$19,043	$7,726	$9,547
RPS	2,438	3,219	3,564	1,088

Total gross profit	$28,683	$22,262	$11,290	$10,635

Operating expenses
IMAGINiT	$38,788	$15,318	$7,907	$6,854
RPS	11,063	2,834	1,263	1,689
Unallocated	7,584	7,863	3,303	4,233

Total operating expenses	$57,435	$26,015	$12,473	$12,776

Income (loss) from operations
IMAGINiT	$(12,543)	$3,725	$(181)	$2,693
RPS	(8,624)	385	2,301	(601)
Unallocated	(7,585)	(7,863)	(3,303)	(4,233)

Total loss from operations	$(28,752)	$(3,753)	$(1,183)	$(2,141)

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
Geographic Information

The Company’s continuing operations conduct business in the United States, Canada, Australia, Singapore and Malaysia. For internal reporting purposes, the results of the Company’s Australian, Singaporean and Malaysian subsidiaries are combined and reported under the category of “Rest of World.” Revenue for any particular geographic region is determined by sales made by the company to the customers in that particular region. The following table illustrates certain financial information about these geographies in the corresponding fiscal periods (in thousands):

	Year ended October 31,		Six Months Ended April 30,
	2008	2009	2009	2010
			(unaudited)	(unaudited)
Revenue
US
IMAGINiT product sales	$27,347	$12,432	$6,196	$5,708
IMAGINiT service revenue	6,056	5,374	2,707	2,338
IMAGINiT commission revenue	9,918	8,340	3,086	3,158
RPS product sales	1,097	3,436	1,713	560
RPS service revenue	9,026	5,773	4,908	3,255

Total US revenue	$53,444	$35,355	$18,610	$15,019

Canada
IMAGINiT product sales	$9,377	$5,483	$2,913	$3,438
IMAGINiT service revenue	2,886	2,357	1,151	1,463
IMAGINiT commission revenue	2,519	2,611	1,136	1,375
RPS product sales	263	355	176	122
RPS service revenue	2,597	1,984	1,167	536

Total Canada revenue	$17,642	$12,790	$6,543	$6,934

Rest of World
IMAGINiT product sales	$6,301	$3,816	$1,672	$1,899
IMAGINiT service revenue	1,135	748	295	424
IMAGINiT commission revenue	646	554	253	298
RPS product sales	—	—	—	—
RPS service revenue	—	—	—	—

Total Rest of World revenue	$8,082	$5,118	$2,220	$2,621

Total revenue
IMAGINiT product sales	$43,025	$21,730	$10,782	$11,045
IMAGINiT service revenue	10,077	8,479	4,153	4,225
IMAGINiT commission revenue	13,083	11,505	4,475	4,831
RPS product sales	1,360	3,792	1,889	682
RPS service revenue	11,623	7,757	6,075	3,791

Total revenue	$79,168	$53,263	$27,373	$24,574

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements

	As of October 31,
	2008	2009
Long lived assets
US	$708	$483
Canada	864	751
Rest of World	155	130

Total	$1,727	$1,364

21.	Subsequent Events

In January 2010, the Company signed a new lease for its head office space for a term of sixty five months, commencing in May 2010 with an annual base rent ranging between $192,000 and $248,000. The lease contains a renewal option for an additional five-year terms. The Company does not expect to incur additional obligations as a result of entering into a new lease. The security deposit of $175,000 reduces the amount of the borrowing available to the Company on its revolving line of credit.

Recapitalization and Merger

On August 17, 2010, the Company was acquired by Avatech in a reverse merger transaction (the “Merger”).

Immediately prior to the Merger, the Company was recapitalized. The holders of the common stock, redeemable preferred stock and Term Loans of the Company exchanged their respective securities for a commensurate number of membership interests in RWWI Holdings LLC (“RWWI”), formerly a subsidiary of the Company. Simultaneously, the Company merged with a subsidiary of RWWI, with the Company being the surviving entity and RWWI being the sole stockholder of the Company. Immediately following, RWWI caused the Company to merge with a subsidiary of Avatech with the Company again being the surviving entity as a subsidiary of Avatech.

In consideration for the Merger, RWWI received shares of Avatech common stock representing approximately 66.1% of the outstanding shares of Avatech common stock and Avatech’s stockholders retained approximately 33.9% of the outstanding shares of Avatech common stock. When calculated based on the number of shares of Avatech common stock outstanding on a fully diluted basis, the common stock issued to RWWI is equal to approximately 59.3% of the total common equivalent shares as of the date of the Merger. As RWWI acquired more than 50% of the outstanding shares of Avatech common stock, RWWI was deemed, for accounting and SEC reporting purposes to be the continuing reporting entity. As such, the historical financial results of the merged entity will reflect those of RWWI, which are, in substance, those of the Company.

As a result of all such transactions: the Company’s common stock, its stock-based awards, its redeemable preferred stock and its Term Loans are no longer outstanding. The Company has no remaining financial obligations pursuant to these items, including the cumulative dividends related to its formerly outstanding redeemable preferred stock and

Rand Worldwide, Inc.
Notes to Consolidated Financial Statements
the unpaid interest related to its formerly outstanding Term Loans. The operations of the Company continue as a subsidiary of Avatech and RWWI is a controlling shareholder of Avatech but not part of the ongoing Avatech consolidated reporting entity.

Effective with the Merger, the Company elected to change its fiscal year end from October 31 to June 30.

On October 29, 2010, the Company agreed to settle its dispute related to a 2006 asset purchase agreement (Note 12) for $350,000, which had been accrued as of April 30, 2010.